- 2 -
BA0DOCS1/0026560.01
                        EXHIBIT 99.3

NEWS RELEASE



                CONTACT:  MWW/Strategic Communications, Inc.
                           Michael W. Kempner - 201-507-9500

                            Merry-Go-Round Enterprises, Inc.
                                Isaac Kaufman - 410-538-1000

                                       FOR IMMEDIATE RELEASE




MERRY-GO-ROUND ENTERPRISES TO ELIMINATE CHESS KING CONCEPT
AND CLOSE ADDITIONAL STORES AS A RESULT OF STRATEGIC STORY-
BY-STORE AND CONCEPT ANALYSIS

COMPANY EXPECTS IMPROVEMENT IN COMPARABLE STORE SALES BY
FOCUSING ON BETTER PERFORMING STORES AND CONCEPTS



     Joppa,   MD,   November  13,  1995   -   Merry-Go-Round

Enterprises,  Inc. (NYSE:MGR) announced today  that  it  has completed an extensive store-by-store analysis and has  made the  strategic decision to close approximately  375  stores.

Included  in these closings is the elimination of the  Chess

King  concept.  Approximately 40 Chess King stores  will  be converted  to  other concepts.  These closings,  which  will begin  after  January 1, 1996, will result  in  a  chain  of approximately  575 stores to be operated  under  three  core

concepts,  Merry-Go-Round, Cignal and Dejaiz.   The  Company

will also continue to operate the Boogie's Diner concept.

                           -more-

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MGRE STORE CLOSINGS/TAKE 2

     These  actions  are designed to enhance  the  Company's

liquidity,   improve  comparable  store  sales   and   allow

management  to focus its resources on its better  performing stores,  rather than spending time trying to correct  stores that are less likely to show improvement.

     "The decision to close these stores came as a result of

an extensive examination of each and every store location in the  chain,  including its results in the past  six  months,

results  projected  for next year, productivity  per  square foot, the physical condition of each store, the terms of the related  lease and a number of other factors, some of  which

were  objective.   We  also considered the  timing  of  this

decision  and its impact on the overall organization,"  said

Richard  P. Crystal, MGRE President and CEO.  "This was  not

an  easy  decision for us to make, but we  believe  it  will result  in a more tightly focused, better managed  and  more successful organization."

     These  changes will result in consolidation of  certain

functions and in reductions in the number of store and field employees,  and  corporate staff,  commensurate  with  store reductions and elimination of a concept.

     Merry-Go-Round Enterprises, Inc. is a specialty apparel

chain selling contemporary fashions for young men and women.

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